Southwest Georgia Financial Corporation                      SGB
201 First Street, S.E.
Moultrie, GA. 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                        For Immediate Release
           Southwest Georgia Financial Corporation Announces
                 Earnings for the Third Quarter of 2006

MOULTRIE, GEORGIA, October 20, 2006 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $198 thousand for the third quarter of 2006, which is lower than net income of $1.190 million for the third quarter of 2005. On a per diluted share basis, earnings were $0.06 and $0.36 for the third quarters of 2006 and 2005, respectively. The reduction in earnings was primarily due to $160 thousand in expenses related to our tender offer made to repurchase stock and a $564 thousand loss incurred on the sale of securities to fund the tender offer. In addition, large payoffs within the Company's loan servicing portfolio increased the amortization of intangible mortgage servicing assets resulting in a cost of $429 thousand.

For the first nine months of 2006, net income was $2.501 million or, $0.76 per diluted share basis, down compared with net income of $3.438 million and earnings per diluted share of $1.04 for the first nine months of 2005.

DeWitt Drew, President and CEO, commented, "We recently announced the preliminary results of the tender offer we made to repurchase up to 575,000 shares of our common stock at a price of $23.00 per share. In order to fund the acceptance of the offer, we sold securities at a loss of $564 thousand. To date, we have incurred expenses of approximately $160 thousand related to the offer. Our preference to expense the majority of these costs during the third quarter hindered the quarter's performance, but it allows us to get it behind us and move forward. The $429 thousand increase in amortization of mortgage servicing assets is due to the payoffs of several large credit relationships, but is a noncash event."

Return on average equity for the third quarter of 2006 was 1.95% compared with 11.91% for the same period in 2005. Return on average assets for the quarter was 0.26%, down compared with 1.61% for the same period in 2005.

Balance Sheet Trends and Asset Quality

At September 30, 2006, total assets grew 3.1% to $309.1 million from $299.7 million for the same period in 2005. Total loans increased 16.0% to $126.9 million compared with $109.6 million at September 30, 2005. Total deposits grew 3.2% to $226.3 million at the end of the third quarter of 2006, up $7.0 million from the same period in 2005.

Mr. Drew commented, "Our sales and marketing activities have been paying off as we grow our loans and our deposit base. During the first nine months of the year we have continued to move a portion of maturing investment securities into customer loans in order to improve the earnings potential of our asset base. Our changing asset mix has helped offset increasing funding costs. Also, noninterest income generated by our mortgage banking services, insurance services, trust and brokerage services, as well as service charges on deposit accounts, have shown strong results this year."

The loan loss reserve coverage over total loans decreased to 1.91% from 2.26% at September 30, 2005, while nonperforming assets to total assets decreased to 0.01% from 0.16% for the same period last year. Capital ratios well exceed the required regulatory levels and will continue to do so following the completion of the tender offer.

Shareholders' equity was $40.9 million as of September 30, 2006, up slightly from $40.1 million reported at the same time last year. On a per share basis, book value at quarter end was $12.65, up from $12.30 at the same period of 2005. The Company has approximately 3.2 million shares of common stock outstanding.

Revenue and Expenses

Net interest income for the third quarter of 2006 was $2.419 million compared with $2.606 million for the same period in 2005. The decline was due primarily to higher funding costs which were partially offset by increases in interest income on loans. For the third quarter 2006, total interest income was $4.145 million and total interest expense was $1.726 million, compared with $3.813 million and $1.207 million, respectively, from the same period a year ago. The increase in total interest expense was the result of a higher cost of deposits. The average rate paid on interest-bearing deposits increased 99 basis points for the quarter compared with the same period a year ago. The Company's net interest margin was 3.62% for the third quarter of 2006 compared with 4.02% from the same period a year ago.

Noninterest income, adjusted for the $564 thousand loss on the sale of securities, was $1.810 million for the third quarter, compared with $2.048 for the same period in 2005. The largest contributor to noninterest income, mortgage banking services, had $944 thousand in revenue, a 24% decrease compared with the third quarter of 2005. The level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. Quarterly income from service charges on deposit accounts was $438 thousand, up 12% compared with the same period in 2005. Revenue from insurance services for the quarter was $237 thousand, down 6% compared with the same period last year. Revenue from trust and brokerage services for the quarter was relatively flat compared with the third quarter of 2005.

Adjusted for the increased amortization of intangible assets of $429 thousand and the tender offer expenses of $160 thousand, total noninterest expense was relatively flat for the quarter compared with the same period last year. The largest component of noninterest expense, salaries and employee benefits, decreased 5.2% to $1.761 million for the third quarter from $1.857 million a year ago. This decline was due primarily to lower incentive compensation in the mortgage banking services operation. Other major categories of noninterest expense were either relatively flat or had decreases in the third quarter of 2006 when compared with the same period of 2005.

Review of First Nine Months of 2006

Earnings per share on a diluted basis for the first nine months of 2006 were $.76 compared with $1.04 for the first nine months of 2005. For the first nine months of this year, return on average equity was 8.28% compared with 11.63% for the same period last year, while return on average assets was 1.08% compared with 1.53% for the same period in 2005.

Net interest income for the first nine months of 2006 was $7.300 million compared with $7.763 million for the same period in 2005. Net interest margin was 3.65% for the first nine months of 2006, down 30 basis points from the same period a year ago.

Noninterest income, adjusted for the loss on the sale of securities, was $6.3 million for the first nine months of 2006, up 3.7% from the same period in 2005. Mortgage banking services increased $16 thousand to $3.490 million from the same period last year. Service charges on deposit accounts increased $135 thousand, and income from insurance services increased 7.7% to $882 thousand when comparing the first nine months of 2006 to the same period last year. Revenue from trust services and retail brokerage services were relatively flat in the first nine months of 2006 compared with the same period in 2005.

Adjusted for the increased amortization of intangible assets of $429 thousand and the tender offer expenses of $160 thousand, noninterest expense decreased $22 thousand for the first nine months of 2006 compared with the same period last year. Salary and employee benefits, equipment expense, and data processing expense all decreased while occupancy and other operating expenses increased slightly when comparing the first nine months of 2006 to the same period last year.

Tender Offer, Dividends and Share Repurchases

The Company recently announced the preliminary results of its tender offer to purchase up to 575,000 shares of its common stock. The offer expired Friday, October 13, 2006. Based on a preliminary count by the depositary, approximately 847,125 shares of common stock were properly tendered and not withdrawn at a price of $23.00 per share. The Company plans to purchase all of the "small lot" shares, defined as lots of less than 100 shares, and prorate the remaining shares tendered at an estimated proration factor of 67.9% of total shares tendered.

DeWitt Drew commented, "Over the past several years, we have evaluated a variety of strategic alternatives, including a number of potential merger and acquisition opportunities, for using our excess capital resources and maximizing shareholder value. We believe that with the limited opportunities currently available to us, a tender offer to repurchase a significant number of outstanding shares gave us the best opportunity to utilize our excess capital resources while allowing shareholders to liquidate or diversify their holdings. We continue to evaluate other options and are focused on creating additional shareholder value while protecting its current value."

During the third quarter of 2006, the Company declared a regular $0.13 per share quarterly cash dividend to be paid on October 31, 2006, to shareholders of record on October 25, 2006. The dividend currently has a yield of approximately 2.3% at an annual dividend rate of $0.52 per share.

Through the first nine months of 2006, the Company has repurchased on the open market 34,000 shares at an average price of $21.19 per share. Since its stock repurchase program began in January 2000, the Company has repurchased a total of 581,095 shares of its common stock at an average price of $14.65 per share. The price per share data and the numbers of shares repurchased are adjusted for any stock splits or stock dividends.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $309 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:
                           www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, overall economic conditions, customer preferences, the impact of competition, and the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)
                                          (Unaudited)   (Audited)     (Audited)
                                         September 30, December 31, September 30,
                                              2006         2005          2005
ASSETS
Cash and due from banks                    $  13,305    $  11,699     $  13,004
Interest-bearing deposits in banks             3,387       10,156         2,708
Federal funds sold                            11,518        3,550             0
Investment securities available for sale      34,365       48,043        51,402
Investment securities held to maturity       103,772      106,779       106,867
Federal Home Loan Bank stock, at cost          2,197        2,205         2,205
Loans, less unearned income and discount     126,915      104,635       109,599
   Allowance for loan losses                  (2,420)      (2,454)       (2,474)
      Net loans                              124,495      102,181       107,125
Premises and equipment                         6,626        6,840         6,762
Foreclosed assets, net                             0            0             0
Intangible assets                              2,161        3,005         3,260
Other assets                                   7,281        6,816         6,393
      Total assets                         $ 309,107    $ 301,274     $ 299,726

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW accounts                             $  55,070    $  51,605     $  54,316
  Money market                                25,180       17,079        16,329
  Savings                                     22,258       25,481        25,411
  Certificates of deposit $100,000
   and over                                   24,739       23,691        23,896
  Other time accounts                         65,261       67,078        66,691
      Total interest-bearing deposits        192,508      184,934       186,643
  Noninterest-bearing deposits                33,794       36,910        32,650
      Total deposits                         226,302      221,844       219,293

  Federal funds purchased                          0            0             0
  Other borrowings                            20,000        5,000             0
  Long-term debt                              15,343       30,343        35,457
  Accounts payable and accrued liabilities     6,543        4,234         4,850
      Total liabilities                      268,188      261,421       259,600
Shareholders' equity:
  Common stock - par value $1;  5,000,000
   shares authorized; 4,277,695 shares
   issued (*)                                  4,278        4,267         4,265
  Additional paid-in capital                  31,437       31,265        31,232
  Retained earnings                           16,572       15,258        14,791
  Accumulated other comprehensive income        (933)      (1,223)         (575)
      Total                                   51,354       49,567        49,713
Treasury stock - at cost (**)                (10,435)      (9,714)       (9,587)
      Total shareholders' equity              40,919       39,853        40,126
      Total liabilities and
       shareholders' equity                $ 309,107    $ 301,274     $ 299,726

*   Common stock - shares outstanding      3,234,783    3,257,768     3,261,868
**  Treasury stock - shares                1,042,912    1,008,912     1,003,312

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)
                  (Dollars in thousands except per share data)
                                       For the Three Months  For the Nine Months
                                        Ended September 30,   Ended September 30,
                                          2006*       2005      2006*       2005
Interest income:
Interest and fees on loans             $   2,528  $   2,111  $   6,808  $   5,689
Interest and dividend on securities
 available for sale                          477        552      1,458      1,684
Interest on securities held to maturity    1,072      1,119      3,302      3,508
Dividends                                     33         19         93         65
Interest on federal funds sold                17          0        149          0
Interest on deposits with banks               18         12        124         92
        Total interest income              4,145      3,813     11,934     11,038

Interest expense:
Interest on deposits                       1,405        888      3,713      2,396
Interest on federal funds purchased           19          6         25          9
Interest on other borrowings                 102         10        163         49
Interest on long-term debt                   200        303        733        821
        Total interest expense             1,726      1,207      4,634      3,275
        Net interest income                2,419      2,606      7,300      7,763
Provision for loan losses                      0         20          0         60
        Net interest income after
         provision for losses on loans     2,419      2,586      7,300      7,703

Noninterest income:
Service charges on deposit accounts          438        407      1,273      1,138
Income from trust services                    76         82        225        229
Income from retail brokerage services         68         62        206        194
Income from insurance services               237        252        882        819
Income from mortgage banking services        944      1,236      3,490      3,474
Net gain (loss) on the sale or
 abandonment of assets                        10        (28)        15          8
Net gain (loss) on the sale
 of securities                              (564)         0       (564)         0
Other income                                  37         37        168        174
        Total noninterest income           1,246      2,048      5,695      6,036

Noninterest expense:
Salary and employee benefits               1,761      1,857      5,431      5,502
Occupancy expense                            221        211        635        619
Equipment expense                            160        170        479        516
Data processing expense                      183        188        527        544
Amortization of intangible assets            550        123        796        368
Other operating expense                      779        510      1,967      1,719
        Total noninterest expense          3,654      3,059      9,835      9,268

Income before income tax expense              11      1,575      3,160      4,471
Provision for income taxes                  (187)       385        659      1,033
        Net income                     $     198  $   1,190  $   2,501  $   3,438

Net income per share, basic            $    0.06  $    0.36  $    0.77  $    1.05
Net income per share, diluted          $    0.06  $    0.36  $    0.76  $    1.04
Dividends paid per share               $    0.13  $    0.13  $    0.39  $    0.39

Basic weighted average shares
 outstanding                           3,233,782  3,264,547  3,246,386  3,269,402
Diluted weighted average shares
 outstanding                           3,246,158  3,285,125  3,267,627  3,296,488

            SOUTHWEST GEORGIA FINANCIAL CORPORATION
                     Financial Highlights
          (Dollars in thousands except per share data)
At September 30                                        2006            2005
Assets                                              $ 309,107       $ 299,726
Loans, less unearned income & discount                126,915         109,599
Deposits                                              226,302         219,293
Shareholders' equity                                   40,919          40,126
Book value per share                                    12.65           12.30
Loan loss reserve/loans                                 1.91%           2.26%
Nonperforming assets/total assets                       0.01%           0.16%

                                       Three Months Ended     Nine Months Ended
                                           September 30,         September 30,
                                           2006     2005         2006     2005
Net income                                $  198   $1,190       $2,501   $3,438
Earnings per share, basic                   0.06     0.36         0.77     1.05
Earnings per share, diluted                 0.06     0.36         0.76     1.04
Dividends paid per share                    0.13     0.13         0.39     0.39
Return on assets                           0.26%    1.61%        1.08%    1.53%
Return on equity                           1.95%   11.91%        8.28%   11.63%
Net interest margin (tax equivalent)       3.62%    4.02%        3.65%    3.95%
Net charge offs (recoveries)/
 average loans                             0.01%    0.09%        0.04%    0.12%


Quarterly                       3rd Qtr   2nd Qtr   1st Qtr   4th Qtr   3rd Qtr
Averages                          2006      2006      2006      2005      2005
Assets                          $308,487  $304,747  $309,746  $300,526  $295,783
Loans, less unearned
 income & discount               125,106   118,950   106,388   106,629   107,654
Deposits                         224,540   224,328   230,071   220,608   214,236
Equity                            40,562    40,234    40,010    40,141    39,972
Return on assets                   0.26%     1.60%     1.40%     1.19%     1.61%
Return on equity                   1.95%    12.11%    10.85%     8.88%    11.91%
Net income                      $    198  $  1,218  $  1,085  $    891  $  1,190
Net income per share, basic     $   0.06  $   0.38  $   0.33  $   0.27  $   0.36
Net income per share, diluted   $   0.06  $   0.37  $   0.33  $   0.27  $   0.36
Dividends paid per share        $   0.13  $   0.13  $   0.13  $   0.13  $   0.13